UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2009

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27120	36-3316412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 713-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2009, Ceasar N. Anquillare, resigned, effective immediately, from the Board of Directors (including all Board committees on which he served) of Kensey Nash Corporation (the “Company”). The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Anquillare became a director of the Company in December 2007, after he was nominated for election by the Board at the Company’s 2007 annual meeting of stockholders, pursuant to a settlement agreement entered into with Ramius LLC (f/k/a Ramius Capital Group, L.L.C.) and certain of its affiliates. Mr. Anquillare was a member of the Audit Committee.

Pursuant to a letter agreement dated March 12, 2009 between the Company and Mr. Anquillare entered into in connection with Mr. Anquillare’s resignation (the “Letter Agreement”), in recognition of Mr. Anquillare’s service during the current fiscal year, 1,305 shares of the restricted common stock of the Company issued to Mr. Anquillare by the Company on December 5, 2007 pursuant to the Company’s Amended and Restated Employee Incentive Compensation Plan (the “Plan”), and 2,164 shares of the restricted common stock of the Company issued by the Company to him on December 10, 2008 (in each case representing the shares that would have vested in 2009 if he had remained as a director of the Company on the applicable vesting dates in 2009) vested on the date of his resignation and were no longer subject to forfeiture. The remaining unvested shares of restricted common stock of the Company issued by the Company to him under the Plan have been forfeited back to the Company and will be cancelled.

Also pursuant to the Letter Agreement, the Company agreed to purchase from Mr. Anquillare all 4,775 shares of restricted common stock of the Company issued by the Company to him pursuant to the Plan that have previously vested or vested on the date of his resignation. The total purchase price for these shares is $94,115.25 (or $19.71 per share, which equals the arithmetic average of the closing price per share of the common stock of the Company on the Nasdaq Global Select Market on each of the 30 trading days ending on March 5, 2009, the date immediately preceding the day the Company and Mr. Anquillare reached a preliminary understanding as to the economic terms set forth in the Letter Agreement).

The foregoing description of the Letter Agreement is not complete and is in all respects qualified in its entirety by the actual provisions of the Letter Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Copies of the resignation submitted by Mr. Anquillare and the press release issued by the Company on March 13, 2009 announcing his resignation are attached hereto as Exhibits 99.2 and 99.3, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Letter Agreement between Ceasar N. Anquillare and Kensey Nash Corporation dated March 12, 2009.

99.2	Resignation of Ceasar N. Anquillare from Kensey Nash Corporation’s Board of Directors dated March 12, 2009.

99.3	Press release issued by the Company on March 13, 2009 announcing the resignation of Ceasar N. Anquillare from Kensey Nash Corporation’s Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/s/ Joseph W. Kaufmann
Joseph W. Kaufmann
Chief Executive Officer

Dated: March 16, 2009